DMC
Dynamic Materials
Corporation
GROUPE SNPE


FOR IMMEDIATE RELEASE                                                   CONTACT:
May 10, 2006                                                          Geoff High
                                          Pfeiffer High Investor Relations, Inc.
                                                                    303-393-7044

               DYNAMIC MATERIALS CORPORATION TRANSFERS LISTING TO
                           THE NASDAQ NATIONAL MARKET

BOULDER, Colo. - May 10, 2006 - Dynamic Materials Corporation ("DMC") (Nasdaq:
BOOM), a leading provider of explosion-welded clad metal plates and associated services, today announced that the Company has transferred its listing to The Nasdaq National Market from The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market). DMC's common stock will begin trading on The Nasdaq National Market effective at the opening of business on May 10, 2006. DMC's common stock will continue trading under its current symbol: BOOM.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005.

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